ADVANTA                                                Advanta
                                                       Mortgage
                                                       500 Office Center Drive
                                                       Suite 400
                                                       Fort Washington, PA 19034
                                                       215-263-4200






       REPORT OF MANAGEMENT ON COMPLIANCE WITH MINIMUM SERVICING STANDARDS


As of and for the year ended December 31, 1996, Advanta Mortgage Corp. USA has complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, Advanta Mortgage Corp. USA had in effect fidelity bond coverage in the amount of $15 million and mortgage contingent liability protection coverage in the amount of $2 million


/s/ William P. Garland                  /s/ James L. Shreero
William P. Garland                      James L. Shreero
Senior Vice President                   Vice President
Loan Servicing Officer                  Finance and Accounting






                                               Advanta Mortgage is a Division of
                                               Colonial National Bank USA
                                               (Logo)
                                               Equal Housing
                                               Lender





                       QUALITY SERVICE IS OUR ADVANTage.